Exhibit 99.1

NEWS RELEASE

CPS Announces $243.5 Million Senior Subordinate Asset-Backed Securitization

LAS VEGAS, Nevada, July 24, 2019 (GlobeNewswire) – Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced the closing of its third term securitization in 2019. The transaction is CPS's 33rd senior subordinate securitization since the beginning of 2011 and the 16th consecutive securitization to receive a triple “A” rating from at least two rating agencies on the senior class of notes.

In the transaction, qualified institutional buyers purchased $243.5 million of asset-backed notes secured by $244.1 million in automobile receivables originated by CPS. The sold notes, issued by CPS Auto Receivables Trust 2019-C, consist of six classes. Ratings of the notes were provided by Standard & Poor’s and DBRS, and were based on the structure of the transaction, the historical performance of similar receivables and CPS’s experience as a servicer.

Note Class	Amount (in millions)	Interest Rate	Average Life (years)	Price	S&P Rating	DBRS Rating
A	$105.1	2.55%	.67	99.99782%	AAA	AAA
B	$41.5	2.63%	1.79	99.99392%	AA	AA
C	$35.4	2.84%	2.50	99.97830%	A	A
D	$31.2	3.17%	3.31	99.99390%	BBB	BBB
E	$24.7	4.30%	4.05	99.98450%	BB-	BB
F	$ 5.6	6.94%	4.14	99.98681%	B	B

The weighted average coupon on the notes is approximately 3.36%.

The 2019-C transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance and over-collateralization of 0.25%. The transaction agreements require accelerated payment of principal on the notes to reach overcollateralization of the lesser of 6.00% of the original receivable pool balance, or 16.00% of the then outstanding pool balance.

The transaction utilizes a pre-funding structure, in which CPS sold approximately $161.1 million of receivables at inception and plans to sell approximately $83.0 million of additional receivables during August 2019. This further sale is intended to provide CPS with long-term financing for receivables purchased primarily in the month of July.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the loans over their entire contract terms.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844-878-CPSS (844-878-2777)